Exhibit 10.36

NON-RECOURSE PROMISSORY NOTE

Maker:	Kant Trivedi

Holder:	Blockfusion USA, Inc., a Delaware corporation.

Dated:	March 1, 2024

Place of Delivery:	New York, NY

Maturity Date:	The Principal Amount under this Non-Recourse Promissory Note and any interest thereon shall mature and be due and payable on the date which is one day following the 5th anniversary of the date hereof.

1.	Promise to Repay; Interest; Prepayments; Application of Proceeds

a.	FOR VALUE RECEIVED, Maker set forth above, hereby unconditionally agrees to pay to the order of Holder, in lawful money of the United States of America in immediately available funds, at such location as Holder shall designate, the aggregate principal amount of all unpaid advances made from time to time by Holder to Maker and to pay interest on the unpaid principal amount hereof, in each case, on the terms and provisions set forth in this Non-Recourse Promissory Note (this “Note”).

b.	Maker shall pay the aggregate unpaid principal amount of this Note, together with all accrued and unpaid interest thereon and all other amounts payable thereunder on the Maturity Date, or on such earlier date as Holder completes a Change of Control.

“Change of Control” means (1) a sale of all or substantially all of Holder’s assets other than to an Excluded Entity, (2) a merger, consolidation or other capital reorganization or business combination transaction of Holder with or into another corporation, limited liability company or other entity other than an Excluded Entity, or (3) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of Holder’s then outstanding voting securities. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its purpose is to (A) change the jurisdiction of Holder’s incorporation, (B) create a holding company that will be owned in substantially the same proportions by the persons who hold Holder’s securities immediately before such transaction, or (C) obtain funding for Holder in a financing that is approved by Holder’s board of directors.

An “Excluded Entity” means a corporation, limited liability company or other entity of which the holders of voting capital stock of Holder outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such corporation’s, limited liability company’s or other entity’s voting securities outstanding immediately after such transaction.

c.	Maker shall pay simple interest to Holder on each advance made under this Note at a rate per annum equal to [MIN AFR]% from the date each advance was made until paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.

d.	Interest on each advance made under this Note shall be payable on the Maturity Date or on the date of any prepayment.

e.	Any amount payable hereunder and not paid when due shall bear interest (whether before or after judgment) at a rate per annum equal to 12%.

f.	Interest shall be calculated daily and payable in arrears. All computations of interest shall be made on the basis of a year of 365 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on each advance on the day on which such advance is made, and shall not accrue on any advance for the day on which it is paid.

g.	If at any time and for any reason whatsoever, the interest rate payable on any advance made under this Note shall exceed the maximum rate of interest permitted to be charged by Holder to Maker under applicable law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable law/that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest permitted by applicable law shall be deemed a voluntary prepayment of principal.

h.	Maker may prepay the principal amount of this Note in whole or in part at any time or from time to time without premium or penalty; provided that each prepayment shall be accompanied by payment of accrued interest to the date of prepayment.

i.	The principal amount outstanding under this Note shall be recorded from time to time in the column headed “Outstanding Principal Amount” on the record (the “Grid”) attached hereto as Annex A and forming part of this Note. Holder shall record on the Grid (i) the date and amount of each advance made hereunder, and the resulting increase in the outstanding principal amount of this Note, (ii) the date and amount of any interest paid hereunder, and (iii) the date and amount of each repayment or prepayment of the principal amount of this Note and the resulting decrease in such principal amount. Such recordation, in the absence of manifest mathematical error, shall be prima facie evidence of such subsequent advances and of such repayments or prepayments; provided that the failure of Holder to make such recordation shall not affect the obligation of Maker to repay the outstanding principal amount of the advances hereunder, and accrued and unpaid interest thereon, in accordance with the terms hereof.

j.	Maker waives presentment for payment, demand, protest and notice of dishonor.

2.	Non-Recourse Obligations. Notwithstanding anything to the contrary contained herein, the repayment of the principal and interest on this Note and the costs of collection of this Note, including, without limitation, the reasonable attorney’s fees and expenses of collecting or attempting to collect this Note (such principal, interest and collection costs, collectively, the “Obligations”) shall be recourse only to 50% of cash compensation, after deduction of taxes, then due to Maker pursuant to the Executive Employment Agreement dated as of August 1, 2023 by and between Maker and Holder or any successor agreement thereto (the “Net Wages Receivable”). Holder agrees that for payment of the Obligations, it will look solely to the Net Wages Receivable, and no other asset of Maker shall be subject to levy, execution or other enforcement procedures for the satisfaction of remedies of Holder, or for any payment required to be made under this Note.

3.	Governing Law; Venue. This Note shall be deemed to be a contract made under and governed by the internal laws of the State of Delaware without regard to conflicts of law principles that would compel the application of the laws of another jurisdiction. The parties agree that any action brought by either party under or in relation to this Note, including without limitation to interpret or enforce any provision hereof, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the State of Delaware. THE PARTIES AGREE THAT THEY WILL NOT RAISE ANY DEFENSE OR OBJECTION OR FILE ANY MOTION BASED ON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, INCONVENIENCE OF THE FORUM OR THE LIKE IN ANY CASE FILED IN A FEDERAL OR STATE COURT IN THE STATE OF DELAWARE.

4.	Notices. All notices, requests, and other communications provided for in this Note shall be given or made in writing and delivered to the intended recipient at the address set forth on the signature pages to this Note, or to such other address as shall be designated by either party to the other from time to time. All such notices, requests or other communications shall be deemed to have been duly given when personally delivered, on the third calendar day following delivery by email (with confirmation of delivery), or in the case of a notice delivered by a recognized priority carrier, on the third calendar day after being deposited with such carrier.

5.	No Oral Amendments or Waivers; Delay in Enforcement of Rights Not a Waiver by Holder. This Note may not be amended, modified or waived except by writing executed by Maker and Holder. No failure on the part of Holder to exercise and no delay in exercising and no course of dealing with respect to any right, power or privilege under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Note preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

6.	Severability. If any term or other provision of this Note is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Note shall nevertheless remain in full force and effect. No party hereto shall assert, and each party shall cause its respective affiliates not to assert, that this Note or any part hereof is invalid, illegal or unenforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

7.	Successors and Assigns. This Note shall be binding upon the successors or assigns of Maker, provided that (i) Maker agrees not to transfer, assign or delegate any of its rights or duties hereunder or any interest herein, and any purported assignment or delegation in violation of the foregoing shall be void and (ii) Holder agrees not to transfer, assign or delegate any of its rights or duties hereunder or any interest herein to any person, and any purported assignment or delegation in violation of the foregoing shall be void.

8.	Miscellaneous. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Note. All parties acknowledge that each party and its counsel have reviewed this Note and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Note. This Note constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, except for agreements referred to therein or contemplated thereby.

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, Maker has executed this Non-Recourse Promissory Note as of the date set forth above.

MAKER

/s/ Kant Trivedi
Kant Trivedi

HOLDER
BLOCKFUSION USA, INC.

/s/Alex Martini-Lo Manto
Name:	Alex Martini-Lo Manto
Title:	CEO

ANNEX A

GRID

Date	Principal Amount of Advance	Amount of Repayment	Outstanding Principal Amount
March 1, 2024	$15,393.75		$15,393.75